EXHIBIT 5.1
                                                                   -----------


                                        March 10, 2000


Fair, Isaac and Company, Incorporated
200 Smith Ranch Road
San Rafael, CA 94903


     Re: Registration Statement on Form S-8 for Certain Stock and Option Grants by Fair, Isaac and Company, Incorporated to Thomas G. Grudnowski and Henk J. Evenhuis


Ladies and Gentlemen:

     With reference to the Registration Statement on Form S-8 to be filed by Fair, Isaac and Company, Incorporated, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933 relating to 420,000 shares of the Company's Common Stock issuable pursuant to a Nonstatutory Stock Option Agreement between the Company and Thomas G. Grudnowski and 50,000 shares of the Company's Common Stock issuable pursuant to a Nonstatutory Stock Option Agreement between the Company and Henk J. Evenhuis (the "Agreements"), it is my opinion that such shares of the Common Stock of the Company, when issued and sold in accordance with the Agreements, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 and Exhibit 23.1 to the Registration Statement.

                                  Very truly yours,

                                  /s/ Peter L. McCorkell, Esq.
                                  Executive Vice President, Secretary,
                                  and General Counsel
                                  Fair, Isaac and Company, Incorporated

cc:  Josephine Lewis
     Pillsbury Madison & Sutro LLP


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